UNIT INVESTMENT AGREEMENT


	Summary of Proposed Terms/Private Placement



	Issuer:

eSAT, Inc. (the "Issuer")
Trading Symbol - "ASAT" (OTC BB)


	Amount:

An investment amount equal to $12,000,000 (the "Initial Amount") to Ballsbridge Finance Limited, co-investment advisor to The Isosceles Fund (the "Investor(s)"). The Investor(s) reserve the right, at the sole discretion of the investor(s), to co-subscribe the investment on a pro-rata basis with one or more additional accredited investors.

	Securities:

Units, issued in the form of the following securities described in
(A) and (B) below (collectively the "Securities"), on a pro-rata basis to each Investor(s), as of the Closing Date (as defined below), which in aggregate shall consist of:

A)	$12,000,000 in the form of 6,000,000 shares of the Issuer's
common stock (the "Shares"), such Shares to be issued pursuant to the registration rights defined below.

B)	A number of warrants (the "Investor Warrants") exercisable
into 6,000,000 shares of the Issuer's common stock (the "Investor Underlying Shares") at an exercise price equal to the closing bid price of the issuer's common stock on March 28, 2000 equal to $3.31 per share (the "Exercise Price") for a period of three years from the Closing Date (as defined below).
	If, anytime after the registration is declared effective, the Issuer's common stock trades at 200% of the Exercise Price for twenty consecutive trading days the Issuer may call one quarter of the Warrants with thirty (30) days written notice to the Investor(s) [the "First Exercise Deadline"].
	If, anytime after the First Exercise Deadline, the Issuer's common stock trades at 200% of the Exercise Price for twenty consecutive trading days the Issuer may call an additional quarter of the Warrants with thirty (3) days written notice to the Investor(s) [the "Second Exercise Deadline"].
	If, anytime after the Second Exercise Deadline, the Issuer's common stock trades at 200% of the Exercise Price for twenty consecutive trading days the Issuer may call an additional quarter of the Warrants with thirty (30) days written notice to the Investor(s) [the "Third Exercise Deadline"].
	If, anytime after the Third Exercise Deadline, the Issuer's common stock trades at 200% of the Exercise Price for twenty consecutive trading days the Issuer may call the remaining quarter of the Warrants with thirty (30) days written notice to the Investor(s).

	Use of Proceeds:

The proceeds will be distributed as follows:

I)		Not more than $5,875,000 shall be paid to the holder of
the $5,000,000 Series C Preferred Stock (the "Series C Holder") concurrently with the Closing Date (as defined below). Any accrued dividends owed by the Issuer to the Series C Holder will be paid in cash simultaneously with the redemption.

II)		Not more than $1,468,750 shall be paid to the holder of
the $1,250,000 Series B Preferred Stock (the "Series B Holder") concurrently with the Closing Date (as defined below). Any accrued dividends owed by the Issuer to the Series B Holder, at the sole option of the Issuer, will either be paid in cash or in the common stock of the Issuer, simultaneously with the redemption.

III)		$4,000,000 shall be paid in cash to PacificNet
Technologies and InterWireless pursuant to the completion of the acquisition thereof by the Issuer for a purchase price of $15,000,000 (the "Acquisition"), the remaining balance of $11,000,000 to be paid in the Issuer's common stock at a price not less than $4 per share, such acquisition to complete concurrently with the Closing Date (as defined below).


	Series A Preferred Conversion:

The Issuer will obtain a written approval from the holder of the $1,100,000 Series A Preferred (the "Series A Holder"), pursuant to a full conversion into 550,000 shares of the common stock of the Issuer at a price equal to $2 per share (the Series A Conversion"), on terms acceptable to the Investor(s) prior to the Closing Date (as defined below). The Series A Holder will also receive a number of warrants exercisable into 550,000 shares of the Issuer's common stock at the Exercise Price for a period of three years from the Closing Date (as defined below).


	Series B Preferred Approval

The Issuer will obtain written approval from the Series B Holder pursuant to a full cash redemption of the Series B Preferred Stock at a price not to exceed f$1,468.750 and the release by the Series B Holder of the Issuer from all further obligations of the Issuer under the original securities purchase agreement (collectively the "Series B Approval"), on terms acceptable to the Investor(s) prior to the Closing Date (as defined below). The Series B Approval shall not contain the issuance of any new warrants to the Series B holder other than those issued as of the date of execution of this Agreement.

	Series C Preferred Approval

The Issuer will obtain written approval from the Series C Holder pursuant to a full cash redemption of the Series C Preferred Stock at a price not to exceed $5,875,000 and the release by the Series C Holder of the Issuer from all further obligations of the Issuer under the original securities purchase agreement including the $20,000,000 equity line (collectively the "Series C Approval"), on terms acceptable to the Investor(s) prior to the Closing Date (as defined below). The Series C Approval shall not contain the issuance of any new warrants to the Series C holder other than those issued as of the date of execution of this agreement.


	Withdrawal of SB-2

The SB-2 Registration Statement filed on January 26, 2000 shall be withdrawn from the SEC (the "SB-2 Withdrawal") on the Closing Date (as defined below), subject to the consent of the SEC pursuant to Rule 477.


	Registration Rights

As expeditiously as possible and no later than thirty (30) days after the Closing Date (as defined below), the Issuer shall file a registration statement with the SEC on Form S-1 (the "Registration Statement") registering for resale the shares of the Issuer's common stock underlying the A) Shares, and B) the Investor Underlying Shares. The Issuer will bear the expenses associated with such registration. Upon receipt of SEC clearance, the Issuer will immediately request acceleration of the effectiveness of the Registration Statement and notify the Investor in writing by facsimile on the effective date (the "Effective Date"). The Issuer will maintain the effectiveness of the Registration Statement for a minimum of three years or until all of the Shares and Investor Underlying Shares have been sold by the Investor(s).

		In the event the Registration Statement is not filed within said thirty (3) day period then the Issuer will pay a penalty in cash to each respective holder based on the Initial Amount equal to one percent (1%) in cash at the end of the first thirty (30) day period, one and one half percent at the end of the next thirty (30) day period and an additional penalty of two percent (2%) in cash at the end of each thirty (30) day period thereafter until the registration statement is filed with the SEC (pro-rated for each period less than thirty (30) days.

		If the Registration Statement is not effective within ninety (90) days after the Closing Date (as defined below) if there are no comments from the SEC and one hundred and twenty
(120) days after the Closing Date (as defined below) if there are comments from the SEC (the "Registration Period"), then the Issuer will pay a penalty in cash to each respective holder based on the Initial Amount equal to one percent (1%) in cash at the end of the first thirty (30) day period, one and one half percent at the end of the next thirty (30) day period and an additional penalty of two percent (2%) in cash at the end of each thirty (30) day period thereafter until the Effective Date (pro-rated for each period less than thirty (30) days) until the Effective Date. Similar penalties shall be payable in the event the Registration
Statement, after being declared effective, is subsequently suspended.


	Closing Date

The closing date (the "Closing Date") shall be the later of either March 31, 2000 or seven (7) business days from the date of the concurrent execution of the following: A) the Series A Conversion, B) the Series B Approval, C) the Series C Approval of the Series C redemption notice, as applicable, D) the SB-2 Withdrawal, and E) the Consulting Contract. The Closing Date shall be automatically extended for a reasonable period of time, if the final commitment from the Investor(s) and the Issuer is not consummated due to delays in the preparation of the Transaction Documentation.


	No Closing

In the event the transaction contemplated by this agreement is not completed and there is no closing for any reason, the Issuer nevertheless shall remain obligated to issue one third of the Investor Warrants and to register for resale the shares of the Issuer's common stock underlying such warrants pursuant to the registration rights provided for herein.


	Capital Raising Limitations

The Issuer will not, as of the date of execution of this agreement until the end of the sixty (60) day period following the Closing
Date, offer for sale or sell any common stock) (the "Capital
Raising Limitation") without the written consent of the Investor(s).

The Capital Raising Limitations will not apply to:

		a)	the issuance of securities upon the exercise or
conversion of the Issuer's options, warrants or other convertible securities outstanding as of the date hereof; or

		b)	underwritten public offerings; of

		c)	the grant of additional options or warrants, or the
issuance of additional securities, under any Issuer stock option or restricted stock plan for the benefit of the Issuer's employees, directors or consultants; or

		d)	a loan from a commercial bank or an affiliate; or

		e)	any transaction involving the Issuance of
securities A) as consideration in a merger, or B) in connection with any strategic partnership or joint venture (the primary purpose of which is not to raise equity capital or C) as consideration for any acquisition; or

		f)	equipment leasing.


	Placement Fees

The finder, The Watley Group, LLC (the "Finder"), in the private placement transaction, on the Closing Date shall receive from the Issuer five percent (5%) of the gross proceeds in cash based on the Initial Amount, as consideration for services pursuant to the issuance and sale of the Units.


	Management Consulting Contract

Prior to the Closing Date, the Issuer shall execute a six month management consulting contract with The Watley Group, LLC (the
"Consulting Contract") on terms acceptable to the Investor(s).


	European Investor Relations Program

Prior to the Closing Date, upon written notice from the Investor(s) the Issuer agrees to enter into a European investor relations program (the "IR Program") with an IR firm in Germany of the Investor(s) choice, at a cost not to exceed $75,000 and a warrant package not to exceed 250,000 three year warrants exercisable at the Exercise Price.

	First Right of Refusal

For a period of three hundred sixty-five (365) days following the Closing Date, the Investor(s) will have a first right of refusal, exercisable within five (5) business days of notice, with respect to any equity financing proposed by the Issuer other than an underwritten whereby the Finder will receive the same pro-rata fees in cash.

?	The period commencing on the date of execution of this
agreement and ending on the Closing Date shall be defined as the engagement period (the "Engagement Period.")

	During the Engagement Period, the Finder will be the exclusive placement agent for the Issuer and the Investor(s) will have the exclusive right to fund equity capital to the Issuer pursuant to the terms of this agreement. The respective exclusivities (the "Exclusivity") of the Finder and the Investor(s) shall commence as of the date of mutual execution of this agreement. Notwithstanding the above, the Finder and the Investor(s) acknowledge that the Series C Holder, may have certain first right of refusal provisions in the original Series C funding agreement.

?	The Issuer has not engaged in any equity offerings in the one hundred eighty (180) days preceding the date of this agreement except as otherwise disclosed in any of the Issuer's public filings or in writing by the Issuer prior to the Closing Date.

?	The Issuer agrees to keep this term sheet confidential, and
not to distribute it to, or discuss it with any third parties (other than Issuer's board of directors, legal and financial advisors) without the express written consent of the Investor(s). Furthermore, the Issuer agrees not to announce prior to the Closing Date, the terms of a) this agreement, b) the Series B Approval, or c) the Series C Approval, in a news release or an SEC filing without the prior written consent of the Investor(s).

?	The closing of the transaction is contingent upon:  1) the
Investor(s) satisfactory due diligence; 2) no material adverse change in circumstances of Issuer prior to funding; 3) mutual agreement by the Issuer and the Investor(s) on definitive documentation; 4) the Series A Conversion; 5) the Series B redemption; 6) the Series C redemption; 7) the execution of the contract by the Issuer pursuant to the IR Program; 8) the SB-2 Withdrawal; 9) the execution of the Consulting Contact; and 10) the simultaneous closing of the Acquisition.

?	The Issuer agrees to maintain the confidentiality of the
Investor(s) except to the extent disclosure thereof may be required by law. The Issuer agrees not to complete any placement with any Investor(s) introduced by the Finder for a period of two years from the date hereof without the payment of the fees in cash as stated herein to the Finder based on the value of the transaction. Such fees in case, shall also be payable from the Issuer to the Finder upon the exercise of any warrants held by the Investor(s) based on the value of the transaction.

?	The attorney responsible for the preparation of the Escrow
Agreement, Subscription Agreement, Registration Rights Agreement and Warrants (the "Transaction Documentation") shall be John C. Kennedy, at Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, NY 10019-6064, (tel: 212 373 3000, fax:
212 757 3990). The escrow agent shall be Hank Helley, Assistant Vice President, Chase Manhattan Bank & Trust Co., 101 California Street, Suite 2725, San Francisco, CA 94111 (tel: 415 954 9506, fax: 415 693 8850). The Issuer will be responsible for all legal fees, travel, due-diligence, escrow and other costs incurred in connection with the transaction up to a maximum of $75,000 for the Investor(s). In the event the transaction does not close, this amount shall not exceed $50,000 as follows: a) $15,000 shall be paid to the Investor(s) upon the execution of this Agreement, and
b) $35,000 shall be paid to the Investor(s) attorney prior to the commencement of Transaction Documentation With respect to the attorneys fees, regular and itemized billing will be provided to the Issuer and any excess will be refunded to the Issuer on the Closing Date.

?	The parties hereby acknowledge their mutual agreement to the above terms and their intention to negotiate in good faith the contemplated transaction in an expedited manner.
The undersigned hereby represents that the Board of Directors of the Issuer has approved this agreement.


Agreed and Acknowledged

	By the Issuer
	ESAT, Inc.



	By: /s/ Michael A. Palmer		Date: 20 March, 2000
		Michael A. Palmer
		President/CEO/Secretary




Agreed and Acknowledged

By the Investment Advisor
Ballsbridge Finance, Limited


By:J.E.Martin for Cofides S.A.,
Director of Ballsbridge Finance Ltd.		Date: 20th March,
2000

	Its: Authorized Signatory


Agreed and Acknowledged

By the Finder
The Watley Group, LLC



By:/s/ John Bryan		Date: 20 March, 2000
	John Bryan
	Senior Managing Director
??